Exhibit 15.3

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated May 28, 2021 with respect to the consolidated financial statements of Arqit Limited included in the shell company report on Form 20-F of Arqit Quantum Inc. dated September 10, 2021. We also consent to the reference to our Firm under the heading “Statement by Experts” in the shell company report on Form 20-F.

/s/ PKF Littlejohn LLP

PKF Littlejohn LLP

London, United Kingdom

September 10, 2021